Exhibit 99.1

GSV Capital Closes Offering of $69 Million of

5.25% Convertible Senior Notes Due 2018

Woodside, CA – September 17, 2013 (GLOBE NEWSWIRE) – GSV Capital Corp., “GSV”, (NASDAQ: GSVC) today announced that it has closed a private placement of 5-year 5.25% Convertible Senior Notes Due 2018 (the "Notes"). A total of $69 million in aggregate principal amount of the Notes, including $9 million in aggregate principal amount of the Notes purchased pursuant to the full exercise of the initial purchasers’ overallotment option, were issued at the closing.

The Notes are convertible into shares of GSV's common stock based on an initial conversion rate of 61.5091 shares of GSV's common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $16.26 per share of common stock, representing an approximately 32.5% conversion premium over the last reported sale price of GSV's common stock on September 11, 2013, which was $12.27 per share. The conversion price for the Notes will be reduced or adjusted for, among other things, annual cash dividends paid to common shares.

The Notes will bear interest at an annual rate of 5.25%, payable semiannually in arrears on March 15 and September 15 of each year, beginning March 15, 2014. The Notes will mature on September 15, 2018, unless previously converted in accordance with their terms.

GSV expects to use approximately $10.8 million of the net proceeds of this offering to acquire government securities to be pledged for the exclusive benefit of the holders of the Notes, and intends to use the remainder of the net proceeds for general corporate purposes, which include investing in portfolio companies in accordance with its investment objective and strategies, and to pay operating and other expenses.

The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws. The Notes were offered only to qualified institutional buyers, as defined in Rule 144A under the Securities Act, pursuant to Rule 144A promulgated under the Securities Act.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About GSV Capital Corp.

GSV Capital Corp. (NASDAQ: GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. Led by industry veteran Michael Moe, the fund's objective is to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. GSV Capital is headquartered in Woodside, CA.

The GSV Capital Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=12750

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. GSV Capital Corp. undertakes no duty to update any forward-looking statements made herein.

Contact

Financial Profiles, Inc.

Tricia Ross, 916-939-7285

gsv@finprofiles.com